Exhibit 10.13

***Text Omitted and Filed Separately with the Securities and Exchange Commission

Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

CHILDREN’S MEDICAL CENTER CORPORATION

AND

ZAFGEN, INC.

***Confidential Treatment Requested***

***Confidential Treatment Requested***

EXCLUSIVE LICENSE AGREEMENT

This Agreement is made and entered into as of the date last written below (the “Effective Date”), by and between CHILDREN’S MEDICAL CENTER CORPORATION, a charitable corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having its principal office at 300 Longwood Avenue, Boston, Massachusetts 02115, U.S.A. (hereinafter referred to as “CMCC”), and Zafgen, Inc., a business corporation organized and existing under the laws of the State of Delaware and having its principal office at One Broadway, 14th Floor, Cambridge MA 02142 (hereinafter referred to as “Licensee”).

WHEREAS, CMCC is the co-owner with the Massachusetts Institute of Technology (“M.I.T.”) of certain Patent Rights (as that term shall be defined hereafter) and has the right to grant exclusive licenses under the Patent Rights on its own behalf and on behalf of M.I.T. through an Inter-Institutional Agreement (attached as Appendix 1 to this Agreement), subject only to a royalty-free, nonexclusive license granted to the United States Government for those inventions and ensuing patents developed with U.S. Government funding, and certain laws and regulations relating to Federally- funded projects and institutions;

WHEREAS, in furtherance of its charitable and research missions and those laws and regulations, CMCC desires to have the Patent Rights utilized to promote the public interest and to further that goal is willing to grant a license to Licensee on the terms and conditions described herein;

WHEREAS, Licensee desires to obtain an exclusive license, within a designated territory and for a prescribed field of use, relating to certain Licensed Products (as that term is defined below) and/or Licensed Processes (as that term is defined below) under the scope of the Patent Rights, subject to the terms and conditions of this Agreement;

WHEREAS, Licensee has represented to CMCC that Licensee desires to develop the technology, which is the subject of this Agreement; that it is ready, willing and able to engage in the research, development, and production, manufacture, marketing and sale of Licensed Products and/or the use of Licensed Processes and that it will undertake research and development as described in this Agreement and otherwise consistent with its prudent business judgment.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following words and phrases shall have the meanings set forth below:

A. “Affiliate” shall mean any company or other legal entity actually controlling, controlled by or under common control with Licensee. For purposes of the definition of “Affiliate” the term “control” shall mean: (i) in the case of a corporate entity, the ability to effect

***Confidential Treatment Requested***

the election of directors, or in the case of a for-profit entity direct or indirect ownership of at least a majority of the stock or participating shares entitled to vote for the election of directors of that entity, in any case coupled with active managerial involvement and accountability for directing the business and affairs of that entity; (ii) in the case of a partnership, the power customarily held by a managing partner to direct the management and policies of such partnership, provided that such power is actively exercised; or (iii) in the case of a joint venture, whether in corporate, partnership or other legal form, a prevailing joint economic interest coupled with a managerial role entailing active direction, control and accountability with respect to the business and affairs of the entity.

B. “Combination Product(s) or Combination Process(es)” shall mean a product or process that includes a Licensed Product sold or performed in combination with another component(s) the manufacture, use or sale of which by itself would not infringe the Patent Rights licensed in this Agreement.

C. “Fair Market Value” shall mean the cash price that would be paid in an arm’s length transaction between two unrelated parties. The fair market value shall be fairly determined by Licensee’s’ Board of Directors and CMCC shall be notified thereof in writing together with a sufficiently detailed explanation of the determination and summary of the underlying data (if any) and assumptions to allow CMCC to evaluate the fairness of the determination.

D. “Field of Use” shall mean obesity and overweight.

E. “First Commercial Sale” shall mean, with respect to each country: the first commercial sale of any Licensed Product by Licensee, its Affiliate or any Sublicensee to an end user, (i) following receipt of marketing approval for such Licensed Product by the appropriate governmental agency, if required, for the country in which the sale is made; or (ii) if governmental approval is not required in order to market such Licensed Product in a country, the first commercial sale in that country of the Licensed Product to an end user.

F. “Know-How” shall mean any unpatented manufacturing information, technical information, testing and analytic methods, processes, procedures, and specifications in the Field of Use which CMCC owns or has rights to prior to the Effective Date, arising from the activities of […***…] at CMCC and relating to the Field of Use of the Patent Rights.

G. “Licensed Product” shall mean any product or part thereof in the Field of Use:

1. The manufacture, use or sale of which would infringe a Valid Claim in any country within the Territory; or

2. The manufacture or use of which uses a “Licensed Process” as that term shall be defined hereafter; or

3. Is a Licensed Process.

***Confidential Treatment Requested***

H. “Licensed Process” shall mean any process that would infringe a Valid Claim in the Field of Use in any country in the Territory.

I. “Licensee” shall mean Licensee, and successors and assignees permitted by this Agreement (including Affiliates where they are assignees permitted by this Agreement).

J. “Net Sales” shall mean the gross sales price received for sales, leases, use, or other transfers of Licensed Products by and/or for Licensee, its Affiliates, or its Sublicensees for any Licensed Products to a final customer who will be an end user of the Licensed Product and is not an Affiliate or Sublicensee, less (to the extent appropriately documented) the following amounts:

(a) credits and allowances for price adjustment, rejection, or return of Licensed Products previously sold;

(b) rebates, quantity and cash discounts to purchasers allowed and taken;

(c) amounts for third party transportation, insurance, handling or shipping charges to purchasers;

(d) taxes, duties and other governmental charges levied on or measured by the sale of Licensed Products, whether absorbed by Licensee or paid by the purchaser so long as Licensee’s price is reduced thereby, but not franchise or income taxes of any kind whatsoever;

(e) for any sale in which the United States government, on the basis of its royalty-free license pursuant to 35 USC Sec. 202(c) to any Patent Right, requires that the gross sales price of any Licensed Product subject to such Patent Right, be reduced by the amount of such royalty owed CMCC, the amount of such royalty.

Net Sales also includes the Fair Market Value of any non-cash consideration received by Licensee or any Sublicensee for the sale, lease, or transfer of Licensed Products. Transfer of a Licensed Product within Licensee or between Licensee and an Affiliate or between Licensee and Sublicensee for sale by the transferee shall not be considered a Net Sale for purposes of ascertaining royalties. In such circumstances, the gross sales price and resulting Net Sales price shall be based upon the sale of the Licensed Product by the transferee.

In the event that a Licensed Product includes both component(s) covered by a claim of a Patent Right (“Patented Component”) and a component which is diagnostically useable or therapeutically active alone or in a combination which does not require the Patented Component, and such component is not covered by a claim of a Patent Right (“Unpatented Component”), then Net Sales of the Combination Product or Combination Process shall be calculated using one of the following methods:

By multiplying the Net Sales of the Combination Product or Combination Process during the applicable accounting period by a fraction, the numerator of which is the aggregate gross selling price of the Patented Component(s) contained in the Combination Product or Combination Process if sold separately, and the denominator of which is the sum of the gross selling price of both the Patented Component(s) and the Unpatented Component(s) contained in the Combination Product or Combination Process if sold separately; or

***Confidential Treatment Requested***

In the event that no such separate sales are made of the Patented Component(s) or the Unpatented Components during the applicable accounting period, Net Sales for purposes of determining royalties payable hereunder shall be calculated by multiplying the Net Sales of the Combination Product or Combination Process by a fraction, the numerator of which is the fully allocated production cost of the Patented Component(s) and the denominator of which is the sum of the fully allocated production costs of the Patented Component(s) and the Unpatented Component(s) contained in the Combination Product or Combination Process. Such fully allocated costs shall be determined by using Licensee’s standard accounting procedures, which procedures must conform to standard cost accounting procedures.

K. “New Chemical Entity” shall mean a drug candidate that has a composition of matter or active moiety that is different from previous drug candidate IND applications filed by Licensee for the Field of Use.

L. “Patent Rights” shall mean all of the following intellectual property which CMCC and M.l.T. owns or has rights to during the Term of this Agreement as hereafter defined, excluding however any rights to inventions, improvements, derivatives or modifications discovered or invented after the Effective Date:

1. The United States and foreign patents and/or patent applications listed in Appendix 2 attached hereto and incorporated herein by reference and divisionals and continuations thereof.

2. The United States and foreign patents issued from the applications listed in Appendix 2 and from divisionals and continuations of those applications.

3. Claims of United States and foreign continuation-in-part applications, and of the resulting patents, which are directed to the subject matter specifically described in the United States and foreign patent applications described in Appendix 2.

4. Claims of all later filed foreign patent applications, and of the resulting patents, which are directed to the subject matter specifically described in the United States patent and/or patent applications described in subparagraphs 1, 2 or 3 of this Article I, Paragraph L.

5. Any reissues, divisions, amendments or extensions of the United States or foreign patents described in subparagraphs 1, 2, 3 or 4 of this Article I, Paragraph L.

M. “Reasonably Diligent Efforts” shall mean diligent efforts and resources consistent with practices commonly used in the research-based pharmaceutical industry for a company in a similar position as Licensee at such time for a product using such company’s strategic core technology at a similar state in its development or product life, as applicable, of similar market potential, taking into account efficacy, safety, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval, and maintaining the first priority of rapid and effective development of the Licensed Products in Licensee’s corporate strategy.

***Confidential Treatment Requested***

N. “Sublicensee” shall mean a person or entity that is not an Affiliate of Licensee to whom Licensee has granted a sublicense under Licensee’s rights under this Agreement in an arm’s length transaction.

O. “Territory” shall mean worldwide.

P. “Term” shall have the meaning stated in Paragraph A of Article XIII.

Q. “Valid Claim” means (i) any claim of an issued and unexpired patent included under the Patent Rights that has not been revoked or held unenforceable by a decision of a court or other governmental entity of competent jurisdiction or unappealed within the time allowable for appeal, and (ii) any claim of a pending application included under the Patent Rights being prosecuted in good faith that has not been abandoned or finally rejected.

ARTICLE II

GRANT

A. Subject to the terms of this Agreement; and conditioned on the faithful performance by Licensee of its obligations CMCC hereby grants to Licensee an exclusive, worldwide right and license to develop, have developed, make, have made, use, have used, lease, offer to sell, and sell the Licensed Products, and to practice the Licensed Processes, in the Territory in the Field of Use during the Term, unless sooner terminated as provided in this Agreement. Subject to the same conditions, CMCC hereby also grants for the Term of this Agreement a non-exclusive license to use Know-How directly in connection with Licensee’s research, development and commercialization of Licensed Products; provided that such license shall not include the right to sublicense or transfer such Know-How except to contractors of Licensee and Licensee’s bona fide collaborators (only for purposes of the collaboration), for the purpose of carrying out the Development Plan. Licensee may extend the license granted herein to its Affiliates.

B. Notwithstanding anything above to the contrary, CMCC shall retain a royalty-free, non-exclusive, right to practice and use, and to license only to other academic nonprofit organizations to practice and/or use the Patent Rights, for non-commercial research, educational, clinical and/or charitable purposes only. Any such license shall specifically exclude and prohibit commercialization of the Patent Rights unless the Licensee enters into an agreement with the Licensee on terms consistent with this Agreement.

C. Notwithstanding any other provision of this Agreement, the license and any sublicense shall be subject to the rights of the United States government, if any, under Public Law 96-517, 97-226, and 98-620, codified at 35 U.S.C. sec. 200-212 and any regulations promulgated thereunder; the obligations of CMCC under applicable laws and regulations; and Licensee’s warranty to comply with all applicable laws and regulations.

***Confidential Treatment Requested***

D. Licensee agrees that Licensed Products leased or sold in the United States shall be manufactured substantially in the United States unless a waiver has been obtained for such requirement as applicable. Upon the First Commercial Sale and thereafter, Licensee’s annual report to CMCC shall substantiate Licensee’s compliance with this provision.

E. To support exclusivity for Licensee consistent with this Agreement, CMCC hereby agrees that it shall not, without Licensee’s prior written consent, grant to any other commercial party a license to develop, make, have made, use, lease and/or sell Licensed Products in the Field of Use, during the Term, except if required by laws affecting the rights of the United States Government.

F. The license granted hereunder shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise as to any inventions, discoveries, know-how, technology or other intellectual property not described in Paragraph A of this Article.

G. As a condition of the license granted hereunder, Licensee hereby irrevocably covenants and agrees that it will not, directly or indirectly, in any respect, use non-public information it has acquired in the course of prosecution of the Patent Rights from CMCC and/or patent counsel prosecuting the Patent Rights, or non-public information Licensee has provided, or recommendations made by Licensee that have been implemented in whole or in part with respect to prosecution of the Patent Rights, to challenge the Patent Rights or CMCC’s ownership of such rights. Any assignment or sublicense granted by Licensee in which assignee or Sublicensee shall participate in the patent prosecution of the remaining pending patent applications shall contain an identical commitment by the assignee or sublicensee.

H. Nothing in this Agreement shall be construed to limit or constrain CMCC, or any officer, director, employee, or member of its medical staff or of any CMCC Affiliate, from continuing to engage in related research; or from the development of related or unrelated inventions, discoveries, rights or technology, and from practicing, licensing or sublicensing related or unrelated intellectual property rights arising from inventions occurring after the Effective Date of this Agreement; or from academic publication related thereto; or from entering into agreements and other relationships with other persons or organizations related to matters not directly and expressly within the scope of this Agreement; or from exercising any rights whatsoever consistent with this Agreement with respect to the Know-How.

I. Licensee shall have the right to enter into sublicensing agreements with respect to any of the rights, privileges, and licenses granted hereunder, subject to the terms and conditions of this Agreement.

CMCC agrees that, in the event CMCC terminates this Agreement for any permitted reason provided hereafter, CMCC shall provide written notice to known Sublicensees, no less than thirty (30) days prior to the effective date of said termination and sent to the address specified by Licensee in the notice provided to CMCC under Paragraph J of this Article II. If the Sublicensee, during that thirty (30) day period, provides to CMCC authorized and written notice that the Sublicensee: (i) reaffirms the terms and conditions of this Agreement as it relates to the rights the Sublicensee has been granted under the sublicense; (ii) agrees to abide by all of the

***Confidential Treatment Requested***

terms and conditions of this Agreement applicable to Sublicensees and to discharge directly all pertinent obligations of Licensee which Licensee is obligated hereunder to discharge; (iii) acknowledges that CMCC shall have no obligations to the Sublicensee other than its obligations set forth in this Agreement with regard to Licensee, and (iv) is not in breach of the terms of the sublicense agreement, then, provided that Sublicensee’s notice is satisfactory to CMCC, the sublicense agreement will survive the termination of this Agreement or, at CMCC’s request, Sublicensee will enter into a new agreement with CMCC on the same terms and conditions as this Agreement.

J. In any event, Licensee agrees that any sublicense granted by it shall provide that the obligations to CMCC of Articles II (Grant), V (Reports, Records and Related Matters), VII (Infringement), VIII (Insurance and Indemnification), IX (Compliance with Laws; Export Controls), X (Non-Use of Names), XI (Assignment), XII (Dispute Resolution and Arbitration), XIII (Term and Termination) and XV (General Provisions) of this Agreement shall be binding upon the Sublicensee, for the benefit of CMCC, as if it were a party to this Agreement. In addition, every sublicense shall contain applicable requirements for Reasonably Diligent Efforts in developing or exploiting the Patent Rights, or selling Licensed Products, shall obligate Licensee to enforce those provisions consistent with achieving Licensee’s obligations pursuant to this Agreement, and shall make CMCC a third-party beneficiary of the sublicense, with the right, but not the obligation, to enforce Licensee’s rights in the event Licensee fails to, provided that CMCC has provided Licensee thirty (30) days’ written notice to Licensee of CMCC’s intention to do so. Licensee agrees to provide to CMCC notice of any sublicense granted hereunder and to forward to CMCC a copy of any and all fully executed sublicense agreements and sublicensee contact information within thirty (30) days of execution, which may be redacted except for those provisions directly relevant to obligations , under this Agreement. Licensee further agrees to forward to CMCC annually a copy of such reports received by Licensee from its Sublicensees during the preceding twelve (12) month period as shall be pertinent to a royalty accounting under the applicable sublicense and compliance with the other terms of this Agreement.

K. Licensee shall advise CMCC in writing of any consideration received from Sublicensees. Licensee shall not accept from any Sublicensee anything of value in lieu of cash payments to discharge Sublicensee’s payment obligations under any sublicense granted under this Agreement, without the express written permission of CMCC, which permission shall not be unreasonably withheld but may take into account a reasonable valuation for purposes of Licensee’s payment obligations to CMCC.

ARTICLE III

DUE DILIGENCE AND RELATED MATTERS

A. Licensee, upon execution of this Agreement, on its own behalf or through its Affiliates or Sublicensees, shall use Reasonably Diligent Efforts in good faith to develop the Patent Rights and to bring one or more Licensed Products to market as soon as practicable. Licensee shall use Reasonably Diligent Efforts to obtain all necessary government approvals for the manufacture, use, sale and distribution of Licensed Products. Thereafter, Licensee agrees that until expiration or termination of this Agreement, Licensee shall continue active and diligent efforts to keep Licensed Products reasonably available to the public. In the event Licensee

***Confidential Treatment Requested***

decides not to exploit a licensed Patent Right, or Field of Use, in a given portion of the Territory, it shall promptly inform CMCC in writing and shall surrender to CMCC its license to that Patent Right or Field of Use in that portion of the Territory.

B. The parties acknowledge that Licensee has provided to CMCC prior to the date of execution of this Agreement an initial written development plan (“Development Plan”) setting forth overall objectives and the initial indications and markets for Licensed Products, including (i) time-delimited target dates for clinical candidate selection and development, (ii) time-delimited target dates for pre-clinical development, clinical trials, regulatory approval, manufacturing and marketing that represent Reasonably Diligent Efforts to bring Licensed Products to the marketplace. Licensee will submit an updated Development Plan periodically, and in any event within twelve (12) months after the Effective Date and annually thereafter in conjunction with an Annual Status Report as described in Article V (due January 31 each year) until launch of the first Licensed Product. The initial Development Plan is attached hereto as Appendix 3 and is hereby incorporated herein by reference.

C. For the first three (3) years Licensee shall be deemed to have used Reasonably Diligent Efforts under this Article III as follows: (1) during the one (1) year period after the Effective Date if, during that period, Licensee shall have raised in connection with the Patent Rights and allocated for expenditure for efforts under the requirements of this Article III(A) a cumulative total of investment capital and/or research and development funds of at least […***…] ($[…***…]) dollars and applied to activities under the Development Plan; (2) during the three (3) year period after the Effective Date, during that period, Licensee shall have raised and expended aggregate funding of at least […***…] ($[…***…]) dollars to implement the Development Plan; and (3) conduct activities described in the initial Development Plan attached to this Agreement as Appendix 3 as provided by Licensee. After the Effective Date Licensee will include in an Annual Status Report (as defined in Article V of this Agreement) of activities conducted under the Development Plan a commercialization plan of activities that it has planned, including designated milestones and associated timelines for the clinical trials, regulatory approval and launch of the first product in the United States and European territories. At the time of filing the Investigational New Drug Application (“IND”) with the U.S. Food and Drug Administration (“FDA”) or equivalent with the European Medicines Evaluation Agency (“EMEA”), whichever occurs first for the first Licensed Product, the Licensee will submit a revised plan for commercialization.

D. In the event Licensee wishes to amend the overall objectives set forth in the initial Development Plan attached as Appendix 3 to this Agreement, Licensee will notify CMCC in writing and will include with such notice a reasonably detailed explanation of the circumstances supporting such amendment. Promptly after receipt of such notice, CMCC will notify Licensee in writing whether it approves of such amendment, which approval will not be unreasonably withheld. In the event CMCC does not approve the amendment to objectives in the Development Plan, and CMCC and Licensee are unable to reach resolution on this matter within a reasonable period of time, the matter will be handled in accordance with the dispute resolution terms set forth in Article XII of this Agreement. No rights of either party under this Agreement will be affected pending the outcome of proceedings in accordance with such Article XII.

***Confidential Treatment Requested***

E. In the event that, through the Annual Status Report, Licensee fails to demonstrate that it has achieved the diligence requirements of this Article Ml, CMCC will notify Licensee in writing of any alleged deficiency and the basis for CMCC’s determination of same. Licensee will have […***…] days following such notification to establish that the required diligence has been achieved or to cure such deficiency or to provide an explanation for any delay to CMCC’s reasonable satisfaction. If Licensee fails to do any of the above within such […***…]-day period, and subject to the dispute resolution terms set forth in Article XII of this Agreement, CMCC will have the right to convert the license granted under this Agreement from exclusive to non-exclusive on financial terms and conditions to be mutually agreed to by CMCC and Licensee. No rights of either party under this Agreement will be affected pending the outcome of proceedings in accordance with such Article XII. Notwithstanding the foregoing, Licensee may extend the due date for achievement of any funding thresholds set out in Paragraph C of this Article III […***…] only by […***…] by making a payment to CMCC of […***…] dollars ($[…***…]) on or before the date(s) specified.

F. If, during the course of this Agreement, Licensee makes any patentable discovery or invention within the Field of Use that is not within the scope of the Patent Rights but would not have been made but for the Patent Rights and/or the Licensed Products licensed hereunder. Licensee shall, as a condition of this License, confidentially disclose such patentable discovery or invention to the Intellectual Property Office of CMCC, on usual and customary terms necessary to protect its patentability or its confidentiality as a trade secret. CMCC shall have the right to review in advance of filing any related patent application by or on behalf of Licensee or any assignee of Licensee, for purposes of evaluating the relatedness to the Patent Rights. Recognizing that CMCC enters into this Agreement in furtherance of its charitable academic research mission, Licensee shall enter into with CMCC a non-exclusive license or permit, as applicable, including no more than a nominal fee, for […***…] and/or anyone within her laboratory, to practice such invention for which patent application has been filed, solely for CMCC internal and academic research purposes; provided, however, that in the event that a patented invention arises from such CMCC use, CMCC shall grant to Licensee a fully paid-up non-exclusive license for internal research purposes, and at Licensee’s discretion either a non-exclusive or exclusive commercialization license to practice the invention, subject to mutually agreeable terms.

ARTICLE IV

ROYALTIES AND OTHER PAYMENTS

A. For the rights, privileges and exclusive license granted hereunder, Licensee shall pay to CMCC the amounts hereinafter provided. Unless expressly stated otherwise in this Agreement, periodic payment obligations listed below shall endure through the Term of this Agreement, unless this Agreement shall be sooner terminated as hereinafter provided:

1. A license issue fee of $[…***…], of which $[…***…] shall be due after the full execution of this Agreement and prior to February 1, 2007, and $[…***…] of which shall be due upon the one (1) year anniversary of the Effective Date.

***Confidential Treatment Requested***

2. Payments for accrued and continuing patent prosecution costs as stated in Article VI hereof;

3. Licensee shall make the following payments to CMCC upon the occurrence of the following events achieved by Licensee for the first Licensed Product, as applicable, to achieve the relevant event (“Milestone Event”):

(a) $[…***…] upon […***…];

(b) $[…***…] upon […***…];

(c) $[…***…] upon […***…];

(d) $[…***…] upon […***…];

(e) $[…***…] upon […***…].

4. Subject to Paragraph C of this Article IV, Licensee will pay running royalties equal to […***…] percent ([…***…]%) of Net Sales of Licensed Products.

5. After approval of the first Licensed Product, for each Licensed Product that is a “New Chemical Entity” covered by the Patent Rights, Licensee will make a payment to CMCC:

(a) equal to $[…***…] upon […***…] and

(b) equal to $[…***…] upon […***…].

The payments described in this Paragraph A.5 of Article IV of this Agreement will be due within […***…] days of receipt of the relevant approval.

6. In any year in which there is no sponsored research agreement in effect or royalties from Net Sales are not payable under this Agreement, an annual license maintenance fee shall be due as set forth below, which shall be payable on the anniversary date of the Effective Date for each subsequent year thereafter as set forth below during the exclusive license period of this Agreement:

(a) $[…***…] upon the second anniversary of the Effective Date

(b) $[…***…] upon the third anniversary of the Effective Date

(c) $[…***…] upon the fourth anniversary of the Effective Date

(d) $[…***…] upon the fifth anniversary of the Effective Date

Such maintenance fees shall be creditable against royalty rates due CMCC but in no year shall the credit be greater than […***…] percent of the royalty due CMCC.

***Confidential Treatment Requested***

7. In the event Licensee has granted sublicenses under this Agreement:

(a) […***…] percent ([…***…]%) of any and all payments, excluding royalties on Net Sales which will be governed as described in Paragraph A.4 of this Article IV, received by Licensee from said Sublicensees directly in consideration of granting of the sublicense under Licensee’s rights under this Agreement, including but not limited to sublicense issue fees, maintenance fees, lump sum payments and milestone payments (it being understood that the milestone payments set forth in Paragraph A, Section 3 of this Article IV shall not apply). For purposes of calculating consideration for the grant of a sublicense under this Paragraph 7, the following will be excluded: royalties received by Licensee or its Affiliates for Net Sales; payment for fully loaded research and development expenses (including FTE costs), reimbursement of patent expenses, and equity investments equal to Fair Market Value made by Sublicensee(s) in the Licensee.

(b) Notwithstanding subparagraph (a) above, Licensee agrees to pay to CMCC […***…] percent ([…***…]%) of all consideration received from a Sublicensee directly for the grant of a sublicense under Licensee’s rights in this Agreement if such sublicense is granted (1) within […***…] of the Effective Date, and (2) no rights to additional intellectual property are granted to such Sublicensee other than under the Patent Rights and other rights in-licensed by Licensee under the agreement dated August 4, 2006 between Licensee and […***…].

B. No multiple royalties shall be payable because any Licensed Product, its manufacture, use, lease or sale are or shall be covered by more than one patent or patent application under the Patent Rights of this Agreement.

C. To the extent that Licensee is necessarily required to obtain, subsequent to the Effective Date of this Agreement licenses to third party patents or other intellectual property that dominates or is dominated by the Patent Rights in order to practice the Patent Rights or to produce or sell Licensed Products in a particular country and avoid infringing such third-party intellectual property, Licensee may deduct from the running royalty due to CMCC for that country […***…] percent ([…***…]%) of the royalties due on such third party patents or intellectual property up to an amount equal to […***…] percent ([…***…]%) of royalties due hereunder, provided that such deduction reflects a pro rata or other fair apportionment among other parties due royalties from Licensee for such third party patents or other intellectual property and in no event will royalties be reduced lower than one and […***…] percent ([…***…]%) based on such deduction. Licensee will document such deductions in royalty reports to CMCC under this Agreement.

Notwithstanding anything in this Agreement to the contrary, in respect of licenses to third party patents or other intellectual property that cover the active pharmaceutical ingredient of a Licensed Product that Licensee has or obtains in order to practice the Patent Rights or to make, use and sell the Licensed Products in a particular country and avoid infringing such third-party intellectual property, Licensee may deduct from the running royalty due to CMCC for that country […***…] percent ([…***…]%) of the royalties due on such third party patents or intellectual property up to an amount equal to […***…] percent ([…***…]%) of royalties due

***Confidential Treatment Requested***

hereunder, provided that such deduction reflects a pro rata or other fair apportionment among other parties due royalties from Licensee for such third party patents or other intellectual property and in no event will royalties be reduced lower than one and […***…] percent ([…***…]%) based on such deduction; and provided further that in the case of intellectual property covered by the agreement between Licensee and […***…] dated August 4, 2006, royalties on Licensed Products may not be reduced lower than […***…] percent ([…***…]%) based on such deduction.

D. Royalty payments shall be paid in United States dollars in Boston, Massachusetts, or at such other place as CMCC may reasonably designate consistent with the laws and regulations controlling in any foreign country. If the currency conversion shall be required in connection with the payments of royalties or other amounts hereunder, the conversion shall be made by using the exchange rate prevailing in the east coast edition of the Wall Street Journal on the last business day of the calendar quarter of the applicable reporting period to which such royalty payments relate.

E. Payment of royalties specified in this Article shall be made by Licensee to CMCC within […***…] days after March 31, June 30, September 30 and December 31 each year during the Term of this Agreement covering the quantity of Licensed Products sold by Licensee during the preceding calendar quarter. The royalty payments set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate of […***…] percent ([…***…]%) above the prime rate in effect at Bank of America, on the due date. The payment of such interest shall not foreclose CMCC from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE V

REPORTS, RECORDS AND RELATED MATTERS

A. Licensee shall keep, and shall require its Affiliates and Sublicensees to keep, full, true and accurate books and records, including books of account in accordance with generally accepted accounting principles, in sufficient detail to enable CMCC to determine Licensee’s compliance with this Agreement, including diligence with respect to the development as described in Article III, and the royalty and other amounts payable to CMCC under this Agreement. Said books and records, including books of account, shall be kept at Licensee’s principal place of business or the principal place of business of the appropriate division of Licensee to which this Agreement relates. Said books and the supporting data shall be retained for at least six (6) years following the end of the calendar year to which they pertain.

B. CMCC shall have the right to inspect, copy and audit, on fifteen (15) days advance written notice, the books described above from time to time to verify the reports provided for herein or compliance in other respects with this Agreement. CMCC or its agents shall perform such activities at CMCC’s own expense during Licensee’s regular business hours and for no other purpose. Inspectors will be obligated to enter into a written obligation of confidentiality with Licensee and/or any applicable Sublicensee.

***Confidential Treatment Requested***

C. Until the later of First Commercial Sale of a Licensed Product or the last development milestone, and for such later periods as CMCC shall by written request from time to time require, Licensee shall provide to CMCC, at least annually, status reports with reasonable detail regarding the activities of Licensee and Licensee’s Affiliates and Sublicensees relative to achieving the objectives set forth in the Development Plan, (“Annual Status Report”), in a timely manner, including but not limited to (i) a summary explanation of research and development progress towards the milestones described in the Development Plan, (ii) expenditure of financial resources relevant to demonstrate where good faith efforts and adequate resources have been applied to achieve the goals of the then current Development Plan consistent with Reasonably Diligent Efforts, (iii) any changes to dates included in the immediately prior version of the Development Plan (e.g., technical difficulties or delays in the development, preclinical or clinical studies, or regulatory process and means of addressing such difficulties or delays, including application of suitable resources), (iv) actions of all Sublicensees, strategic alliances, and Affiliates directed towards achievement of the Development Plan, (v) the progress of obtaining regulatory approvals, and (vi) an updated Development Plan.

D. After the First Commercial Sale, within […***…] days after the end of each calendar quarter, Licensee shall deliver to CMCC, at Licensee’s expense, true and accurate reports for the said preceding quarter, giving such particulars of the business conducted by Licensee, its Affiliates and its Sublicensees under this Agreement as shall be pertinent to CMCC determining compliance with this Agreement of royalties due under this Agreement. Reports shall include at least the following:

1. Number of Licensed Products manufactured and sold.

2. Total Net Sales for Licensed Products sold, by country.

3. Accounting for all Licensed Products sold.

4. Applicable deductions.

5. Total royalties payable to CMCC.

6. Names and addresses of all Sublicensees of Licensee.

7. Payments received by Licensee from Affiliates and Sublicensees relevant for Licensee, obligations under Article IV, Paragraph A.

8. Licensed Products manufactured and sold to the U.S. Government. No royalty obligations shall arise from sales or use by, for or on behalf of the U.S. Government in view of a royalty-free, nonexclusive license that may heretofore have been granted to the U.S. Government.

9. Royalties and Fees received from Sublicensees.

***Confidential Treatment Requested***

10. A listing, with brief descriptions, of any intellectual property arising from or related to Licensee’s or any Sublicensee’s practice of the Patent Rights.

E. On or before the […***…] day following the close of Licensee’s fiscal year, Licensee shall provide CMCC financial statements for the preceding fiscal year, including without limitation all statements reflecting profits and losses from operations, cash balances, and any management letter as described in a statement made to Licensee’s shareholders.

F. Licensee acknowledges that policies of CMCC, Harvard Medical School and affiliated organizations, relating to, inter alia, conflicts of interest and intellectual property, may affect certain direct and indirect arrangements between inventors named on patents or patent applications under the Patent Rights and Licensee or related organizations. During the Term of this Agreement, Licensee shall notify CMCC in writing at least 30 days before Licensee, or any affiliate of Licensee, or any organization owned or controlled by an officer or director of Licensee, enters into any agreement other than this License with or involving the inventor(s) of the Invention, or members of their laboratories known to Licensee to be employees of CMCC, or Children’s Hospital Boston, or their supporting organizations, whether relating to sponsored research, consulting, board membership, securities, or otherwise. Licensee’s notice to CMCC shall include a detailed description of all proposed terms and conditions. Licensee shall not enter into such an agreement if it would violate such policies unless the terms and conditions of the agreement have been duly approved pursuant to such policies. Licensee agrees to respond to reasonable inquiries from CMCC concerning specific individuals identified by CMCC and whether such individuals are party to any agreement with Licensee pertaining to the Patent Rights.

ARTICLE VI

PATENT PROSECUTION

A. CMCC shall apply for, seek prompt issuance of, and maintain during the term of this Agreement the Patent Rights set forth in Appendix 2. The specifications of any such patent application and any patent issuing thereon shall state, to the extent applicable, “This invention was made with government support under [contract] awarded by [Federal agency]. The government has certain rights in this invention.” The prosecution, filing and maintenance of all Patent Rights applications and patents shall be the primary responsibility of CMCC in its sole discretion, except that Licensee shall have reasonable opportunities to advise CMCC and shall cooperate with CMCC in the preparation, filing, prosecution and maintenance of the Patent Rights. CMCC reserves the sole right to make all final decisions with respect to the preparation, filing, prosecution and maintenance of such patent applications and patents.

B. Licensee shall reimburse CMCC for all out-of-pocket patent costs, past, present and future incurred by CMCC for the preparation, filing, prosecution and maintenance of patents underlying the Patent Rights provided CMCC has not granted a license under Patent Rights to any third party. In the event CMCC grants a license under Patent Rights to a third party, Licensee’s obligation to pay on-going patent costs under this Agreement will be reduced in proportion to the number of additional licensees. CMCC will notify Licensee promptly in writing when it grants a license under Patent Rights to any third party. CMCC will notify

***Confidential Treatment Requested***

Licensee of CMCC’s determination of the amount of reduction of a payment due under this Paragraph B. Patent costs are currently approximately $[…***…]. Licensee shall pay such current costs after the Effective Date of this Agreement and prior to February 1, 2007. Upon request of CMCC, and only upon such CMCC request, Licensee agrees to have CMCC’s patent counsel directly bill Licensee and Licensee shall directly pay such invoices in compliance with such counsel’s customary business terms, but in any event within […***…] days. If Licensee elects to no longer pay the expenses of a patent application or issued patent included within Patent Rights in a given portion of the Territory, Licensee shall notify CMCC not less than […***…] days prior to such action and shall thereby surrender its rights under such patent application, or issued patent to that Field of Use in that portion of the Territory. Thereafter, Licensee will have no further financial obligations with respect to patent expenses for such patent application or issued patent and the license granted under Patent Rights in this Agreement will not include such patent applications or issued patent. Such notice shall not relieve Licensee from responsibility to reimburse CMCC for patent-related expenses incurred prior to the expiration of the […***…]-day notice period (or such longer period specified in Licensee’s notice). CMCC shall then be free to license its rights to that patent or patent application to any other party on any other terms.

C. In the event CMCC elects, in its sole discretion, not to pursue, maintain or retain a particular Patent Right licensed to Licensee hereunder, then CMCC shall so notify Licensee and, subject to the rights of the United States government and any other contractual obligations to research sponsors, CMCC may, in its sole discretion, and on such terms if any that the parties may negotiate, authorize Licensee to assume the filing, prosecution and/or maintenance of such application or patent at Licensee’s expense. In such event, CMCC shall provide to Licensee any authorization necessary to permit Licensee to pursue and/or maintain such Patent Right, on such economic and other terms as the parties shall mutually agree.

ARTICLE VII

INFRINGEMENT

A. Licensee and CMCC shall each inform the other promptly in writing of any alleged infringement by a third party of the Patent Rights in the Field of Use within the scope of this Agreement and of any available evidence thereof.

B. During the Term of this Agreement, CMCC shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights and, in furtherance of such right, Licensee hereby agrees that CMCC may include Licensee as a party plaintiff in any such suit, without expense to Licensee. The total cost of any such infringement action commenced or defended solely by CMCC shall be borne by CMCC. Any recovery of damages by CMCC for such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of CMCC hereunder. CMCC shall keep any recovery or damages for past infringement derived therefrom, except recovery that is awarded with respect to lost sales of Licensed Products, which amount of recovery will be paid to Licensee, less any amount of royalty that would have been due to CMCC if such amount were Net Sales made by Licensee, its Affiliates or Sublicensees. CMCC agrees not to enter into any settlement, consent judgment or other voluntary final disposition of the suit referenced above without first consulting Licensee.

***Confidential Treatment Requested***

C. If within three (3) months after having been notified of any alleged infringement, CMCC shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if CMCC shall notify Licensee of its intention not to bring suit against any alleged infringer then, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights, provided, however, that such right to bring such an infringement action shall remain in effect only for so long as the license granted hereunder remains exclusive. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of CMCC, which consent shall not be unreasonably withheld. Licensee shall indemnify CMCC and M.l.T. against any order for costs that may be made against CMCC in such proceedings.

D. In the event Licensee shall undertake the enforcement and/or defense of the Patent Rights by litigation pursuant to Paragraph C of this Article VII, Licensee may withhold up to […***…] percent ([…***…]%) of the payments otherwise thereafter due to CMCC under Article IV above and apply the same toward reimbursement of up to […***…] percent ([…***…]%) of Licensee’s expenses, including reasonable attorney’s fees, in connection therewith. Any recovery of damages by Licensee for each such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of CMCC and Licensee relating to such suit and next toward reimbursement of CMCC for any payments under Article IV past due or withheld and applied pursuant to this Article VII. The balance remaining from any such recovery will be kept by Licensee, provided that such amount will be treated as Net Sales for purposes of calculating royalties due to CMCC under this Agreement.

E. In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the Patent Rights shall be brought against Licensee, CMCC, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and participate in the defense of the action at its own expense.

F. In any infringement suit which either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall cooperate in all reasonable respects and, to the extent reasonably possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

G. Licensee shall during the exclusive period of this Agreement have the sole right subject to the terms and conditions hereof to sublicense any alleged infringer for future use of the Patent Rights to the extent licensed by this Agreement. Any upfront fees paid to Licensee as part of such a sublicense shall be shared between Licensee and CMCC in accordance with Article IVA.7.

ARTICLE VIII

UNIFORM INDEMNIFICATION AND INSURANCE PROVISIONS

A. Licensee shall indemnify, defend and hold harmless CMCC and M.I.T., its corporate affiliates, current or future directors, trustees, officers, faculty, medical and professional staff, employees, students and agents and their respective successors, heirs and

***Confidential Treatment Requested***

assigns (the “Indemnitees”), against any claim, liability, cost, damage, deficiency, loss, expense or obligation of any kind or nature (including without limitation reasonable attorneys’ fees and other costs and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement, except to the extent arising from the negligence or willful misconduct of an Indemnitee.

B. Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to CMCC to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

C. Beginning at the time as any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a sublicensee, Affiliate or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $[…***…] per incident and $[…***…] annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage when applicable and (ii) contractual liability coverage for Licensee’s indemnification under Article VIII, Paragraphs A through C of this Agreement. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $[…***…] annual aggregate), such self-insurance program must be acceptable to CMCC and the Risk Management Foundation of the Harvard Medical Institutions, Inc. The minimum amount of insurance coverage required under this Article VIII, Paragraph D, shall not be construed to create a limit of Licensee’s liability with respect to its indemnification under Article VIII, Paragraphs A through C of this Agreement.

D. Licensee shall provide CMCC with written evidence of such insurance upon request of CMCC. Licensee shall provide CMCC with written notice at least […***…] days prior to the cancellation, non-renewal or material change in such insurance. Notwithstanding any other term of this Agreement, if Licensee does not obtain replacement insurance providing comparable coverage within such […***…] day period prior to the effective date of cancellation, CMCC shall have the right to terminate this Agreement effective at the end of such […***…] day period without written notice of any additional waiting periods.

E. Licensee shall maintain such commercial general liability insurance during (i) the period that any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a sublicensee, Affiliate or agent of Licensee and (ii) a reasonable period after the period referred to above, which in no event shall be less than […***…] years.

F. The provisions of this Article VIII shall survive expiration or termination of this Agreement.

***Confidential Treatment Requested***

G. CMCC represents and warrants that it has the full authority to enter into this Agreement, and to the best knowledge of the Intellectual Property Office, it has the full authority to grant the rights under Patent Rights and other intellectual property as set forth in this Agreement.

H. EXCEPT AS EXPLICITLY PROVIDED HEREIN, CMCC MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR ANY EXPRESS OR IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT, WITH RESPECT TO ANY MATTER WITHIN THE SCOPE OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY WARRANTY WITH RESPECT TO THE PATENT RIGHTS, LICENSED PRODUCTS, OR ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INFORMATION OR DATA LICENSED OR OTHERWISE PROVIDED TO LICENSEE HEREUNDER, AND HEREBY DISCLAIMS THE SAME.

I. NEITHER PARTY WILL BE LIABLE UNDER THIS AGREEMENT FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES. EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE IX

COMPLIANCE WITH LAWS; EXPORT CONTROLS

Licensee shall comply with all applicable laws and regulations, including, without limitation, statutes and regulations affecting drug testing, development, marketing and distribution; laws and implementing regulations of the Department of Commerce governing intellectual property in federally-funded inventions; and Export Administration Regulations of the United States Department of Commerce issued pursuant to the Export Administration Act of 1979 (50 App. U.S.C. § 2401 et seq.). Licensee understands and acknowledges that transfer of certain technical data, computer software, laboratory prototypes and other commodities is subject to United States laws and regulations controlling their export, some of which prohibit or require a license for the export of certain types of technical data, to certain specified countries. CMCC neither represents that a license shall not be required, nor that if required, it shall be issued. Licensee hereby agrees and gives written assurance that it will comply with all United States laws and regulations, and any applicable similar laws and regulations of any other country, controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by Licensee and/or its Affiliates and/or Sublicensees, and that it will defend and hold CMCC and M.I.T., its affiliates and their officers, directors, employees, agents, and medical staff harmless in the event of any legal action of any nature occasioned by such violation, and any action by any governmental agency or authority, or any other party, relating to any asserted illegality or regulatory violation in the development, production, approval, marketing, sale, storage, manufacture, distribution, export or commercialization of Licensed Products.

***Confidential Treatment Requested***

ARTICLE X

NON-USE OF NAMES

Licensee represents and agrees that it will not use the name, names, logos or trademarks of the CMCC and M.I.T. or any of its corporate affiliates, nor the name or photograph or other depiction of any employee or member of the staff of CMCC and M.I.T. or such affiliates, nor any adaptation of any of the foregoing, in any advertising, promotional, or sales literature without, in each case, prior written consent from CMCC and M.I.T. and from the individual staff member, employee, or student if such individual’s name, photograph or depiction is used. Notwithstanding the above, Licensee may state that it is licensed by CMCC under one or more patents and/or applications consistent with this Agreement, and Licensee may comply with disclosure requirements of all applicable laws relating to its business, including United States and state security laws. In addition, Licensee may refer to publications by employees of CMCC in the scientific literature.

ARTICLE XI

ASSIGNMENT

CMCC may assign this Agreement to Children’s Hospital Boston or another Affiliate at any time without the prior written consent of Licensee. Except as otherwise provided herein, this Agreement is not assignable or delegable, in whole or in part, by Licensee without the prior written consent of CMCC acting through an authorized designee, and any purported assignment otherwise shall be void and of no effect.

Notwithstanding the foregoing, in the event Licensee merges with another entity, is acquired by another entity, or sells all or substantially all of its assets to which this Agreement relates to another entity, Licensee may assign its rights and obligations hereunder to the surviving or acquiring entity if: (i) Licensee is not then in breach of this Agreement; (ii) the proposed assignee demonstrates that it has a net worth at least equivalent to the net worth Licensee had as of the date of this Agreement; (iii) the proposed assignee demonstrates that it has or will have sufficient available resources, including liquid financial resources, management experience, and sufficient scientific, business and other expertise comparable or superior to Licensee, that will be committed in order to satisfy its obligations hereunder; (iv) Licensee provides written notice of the assignment to CMCC, together with documentation satisfactory to CMCC sufficient to demonstrate the requirements set forth in subparagraphs (i) through (iii) above, at least thirty (30) days prior to the effective date of the assignment; and (v) CMCC receives from the assignee, in writing, at least thirty (30) days prior to the effective date of the assignment: (a) reaffirmation of the terms of this Agreement; (b) an agreement to be bound by the terms of this Agreement; and (c) an agreement to perform the obligations of Licensee under this Agreement.

ARTICLE XII

DISPUTE RESOLUTION AND ARBITRATION

A. Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, which have not been resolved by good faith negotiations

***Confidential Treatment Requested***

between the parties shall be resolved by final and binding arbitration in Boston, Massachusetts, in accordance with the rules then obtaining applicable to the appointment of a single arbitrator of the American Health Lawyers Association, or in the event such arbitration is not then available under those rules, the rules of the American Arbitration Association (“AAA”). All expenses and costs of the arbitrators and the arbitration in connection therewith will be shared equally, except that each party will bear the costs of its prosecution and defense, including without limitation attorneys fees and the production of witnesses and other evidence. Any award rendered in such arbitration shall be final and may be enforced by either party.

B. Notwithstanding the foregoing, nothing in this Agreement shall be construed to waive any rights or timely performance of any obligations existing under this Agreement, including without limitation Licensee’s obligations to make royalty and other payments, and also, unless CMCC has terminated the License, Licensee’s obligation to continue due diligence and development obligations. Notwithstanding any other provision of this Agreement, Licensee agrees that it shall not withhold or offset such payments, and agrees that Licensee’s sole remedy for alleged breaches by CMCC is pursuant to this Article XII.

ARTICLE XIII

TERM AND TERMINATION

A. The Term of this Agreement shall be fifteen (15) years or the life of the last expiring Patent Right, whichever period is the longer term.

B. Notwithstanding Article XII of this Agreement, CMCC may terminate this Agreement immediately upon (i) the bankruptcy, insolvency, liquidation, dissolution or cessation of operations of Licensee; or (ii) the filing of any voluntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Licensee; or (iii) any assignment by Licensee for the benefit of creditors; or (iv) the filing of any involuntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Licensee which is not dismissed within ninety (90) days of the date on which it is filed or commenced; or (v) upon any final judicial or administrative determination that this Agreement violates, or if continued would violate, in a substantial manner, any provision of the Federal Internal Revenue Code, applicable rights of the United States or obligations of CMCC under Title 15 of the United States Code, or other Federal or State laws applicable to CMCC

C. CMCC may terminate this Agreement upon thirty (30) days’ prior written notice in the event of Licensee’s failure to pay to CMCC royalties due and payable hereunder in a timely manner, unless Licensee shall make all such payments to CMCC within said thirty (30) day period. Notwithstanding Article XII of this Agreement, upon the expiration of the thirty (30) day period, if Licensee shall not have made all such payments to CMCC, the rights, privileges and licenses granted hereunder shall terminate without further action by CMCC. Licensee may pay amount due under protest and the ultimate amount due determined under dispute resolution.

D. Except as otherwise provided in Paragraphs B and C above, and notwithstanding Article XII of this Agreement, in the event that Licensee shall default in the performance of any material obligations under this Agreement, and the default has not been remedied to CMCC’s

***Confidential Treatment Requested***

satisfaction within sixty days (60) after the date of notice in writing of such default, CMCC may by written notice to Licensee terminate this Agreement effective immediately or upon such date as CMCC, in its sole discretion, shall designate in such notice.

E. Licensee shall have the right to terminate this Agreement at any time upon four (4) months’ prior written notice to CMCC.

F. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.

ARTICLE XIV

PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

All notices, reports and/or other communications made in accordance with this Agreement shall be sufficiently made or given if delivered by hand, delivered by facsimile (with mechanical confirmation of transmission), or sent by overnight receipted mail, postage prepaid, or by reasonable, customary and reliable commercial overnight carrier in general usage, and addressed as follows:

In the case of CMCC:

Chief Intellectual Property Officer

Intellectual Property Office

Children’s Hospital Boston

300 Longwood Avenue

Boston, MA 02115

Payments shall be transmitted by reliable means to the same addressee, payable to Children’s Hospital Boston and annotated with “CMCC Agreement # 6232” as well as written correspondence of what the payment is for.

In the case of Licensee:

Peter Barrett

Chairman, Zafgen

Senior Partner, Atlas Venture

890 Winter Street, Suite 320

Waltham, MA 02451

and

Zafgen, Inc.

One Broadway, 16th Floor

Cambridge, MA 02142

or such other address as either party shall notify the other in writing. NOTICE SHALL BE EFFECTIVE UPON RECEIPT.

***Confidential Treatment Requested***

ARTICLE XV

GENERAL PROVISIONS

A. All rights and remedies hereunder will be cumulative and not alternative. This Agreement shall be construed and governed by the laws of the Commonwealth of Massachusetts.

B. This Agreement may be amended only by written agreement signed by the parties.

C. It is expressly agreed by the parties hereto that CMCC and Licensee are independent contractors and nothing in this Agreement is intended to create an employer relationship, joint venture, or partnership between the parties. No party has the authority to bind the other.

D. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all proposals, representations, negotiations, agreements and other communications between the parties, whether written or oral, with respect to the subject matter hereof. Where inconsistent with the terms of any contemporaneous related agreements (such as sponsored research agreements), terms in this Agreement shall control.

E. If any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired thereby.

F. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

G. The failure of either party to assert a right to which it is entitled, or to insist upon compliance with any term or condition of this Agreement, shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

H. Licensee agrees to mark any Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practices of the country of manufacture or sale.

I. Each party hereto agrees to execute, acknowledge and deliver such further instruments as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

J. The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

***Confidential Treatment Requested***

K. The signatories below are duly authorized to execute this Agreement.

L. The parties agree that during the course of this Agreement, each may come into possession of confidential and/or proprietary materials or information through intentional or accidental disclosure by the other. The parties agree to preserve the confidentiality of all such information known to be confidential or proprietary, unless the disclosing party consents in writing, or unless the confidentiality of the material is lost through other parties not under obligations to preserve its confidentiality.

***Confidential Treatment Requested***

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date last written below.

CHILDREN’S MEDICAL CENTER CORPORATION

By:	/s/ Brenda Manning, Ph.D.
Brenda Manning, Ph.D.
Director, Intellectual Property Officer

Date:	January 4, 2007

LICENSEE (ZAFGEN, INC.)

By:	/s/ Peter Barrett
Peter Barrett
Chairman

Date:	January 4, 2007

***Confidential Treatment Requested***

APPENDIX 1

Inter-Institutional Agreement

***Confidential Treatment Requested***

INVENTION ADMINISTRATION AGREEMENT

(CMCC #624/MIT #7760)

This Agreement, effective the third day of August, 2004 (the “Effective Date”), is by and between Children’s Medical Center Corporation (“CMCC”) a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts with offices at 300 Longwood Avenue, Boston, MA 02115, USA and the Massachusetts Institute of Technology (“MIT”) a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts with offices at 77 Massachusetts Avenue, Cambridge, MA 02139, USA. The Institutions shall hereinafter also be referred to collectively as the Parties.

I	BACKGROUND

1.1	[…***…] who assigns her patent rights jointly to CMCC and MIT, […***…] who assigns his patent rights to CMCC and […***…] who assigns his patent rights to MIT are joint inventors of “[…***…]” (“Invention”), further described in the issued patents and patent applications listed in Appendix A.

1.2	The Parties desire that CMCC administer their respective undivided interests in the Invention.

1.3	The Parties desire that the Invention be successfully and diligently commercially developed and used for the good of mankind.

1.4	The Parties have determined that the cooperation and commercial development contemplated by this Agreement are consistent with their missions of research, education, teaching, and clinical care and with their status as not for-profit institutions.

1.5	Parties agree that MIT has declined to continue paying for all foreign application counterparts of the Patent Rights and will receive none of the Licensing Income generated from a license to the foreign patent rights, except as is necessary to reimburse MIT for any remaining Sunk Costs.

II.	DEFINITIONS

2.1	“Inventors(s)” shall mean […***…] either collectively or individually.

2.2	“Patent Rights” shall mean any U.S. patent application (including Provisional Applications) which has or might be filed on the Invention, any continuations, divisions, claims of U.S. continuations-in-part that name any Inventor that are directed to the subject matter specifically described in such applications and any patents which issue on said application including patents of addition, reissue, or re-examination, as well as any foreign counterparts and any patents which issue thereon. Without limiting the foregoing, Patent Rights shall include applications and patents listed in Appendix A.

***Confidential Treatment Requested***

2

2.3	“Licensing Income” shall mean gross proceeds received by CMCC from licensing or optioning Patent Rights, including but not limited to equity, license issue and maintenance fees, minimum royalties, earned royalties, milestone payments and the like, but shall not include payments received for reimbursement of Patent Prosecution Expenses or funds received for research support.

2.4	“Patent Prosecution Expenses” shall mean all out-of-pocket expenses incurred by CMCC for the preparation, filing, prosecution, maintenance, and defense or enforcement of Patent Rights, as well as any patent expenses incurred by MIT for the prosecution of Patent Rights prior to the Effective Date of this agreement.

2.5	“Licensing Expenses” shall mean any expenses incurred by CMCC in the marketing and licensing of Patent Rights.

2.6	“Administrative Fee” shall mean […***…] percent ([…***…]%) of the remaining balance of Licensing Income after deduction of Patent Prosecution Expenses not reimbursed by a licensee, which shall be retained by CMCC in consideration of its administration of Invention.

2.7	“Net Income” shall mean Licensing Income less any unreimbursed Patent Prosecution Expenses and less the Administrative Fee.

III.	ASSIGNMENT, TILING, PROSECUTION, MAINTENANCE AND DEFENSE/ENFORCEMENT OF PATENT RIGHTS

3.1	Upon the Effective Date, CMCC shall assume sole responsibility for filing, prosecution, maintenance and defense/enforcement of Patent Rights. All patent applications within Patent Rights shall be assigned jointly to the Parties, if such applications are jointly owned, each of which shall have an undivided interest therein. CMCC shall provide or request legal counsel to provide MIT with all serial numbers and filing dates, as well as copies of patent applications, office actions and other Patent Office correspondence, including copies of all issued patents. Copies of the above material shall be provided promptly so that MIT shall have an opportunity to comment.

3.2	The Parties shall share U.S. Patent Prosecution Expenses: 50% to CMCC and 50% to MIT. CMCC shall be responsible for 100% of Licensing Expenses, but will not receive any income in consideration for any Licensing Expenses incurred except as included within the Administrative Fee.

3.3	Foreign Patent Prosecution Expenses incurred after the effective date of this agreement (a) shall be paid 100% by CMCC, and (b) shall not be the responsibility of MIT. By so doing (a) subject to the rights of any Inventor, CMCC may proceed with foreign filings at its own expense and licensing of resulting rights without consulting MIT, and (b) MIT relinquishes any right to Licensing Income resulting from foreign filings, except as is necessary to reimburse MIT for any remaining Sunk Costs.

***Confidential Treatment Requested***

3

3.4	CMCC shall not abandon the prosecution of any U.S. patent application (except in favor of a continuation or continuation-in-part application, and except filings MIT has declined to participate in under Section 3.3) without notifying MIT at least thirty (30) days in advance of any applicable deadline and allowing MIT the opportunity to prosecute such patent application.

3.5	The Parties shall cooperate fully regarding all patent filing, prosecution, maintenance, and defense/enforcement.

3.6	The Parties shall each assume responsibility for reporting the Invention to government and other sponsors as may be required. MIT shall provide CMCC with copies of reports to sponsors of the research.

3.7	On and after the effective date of this agreement, CMCC shall submit to MIT itemized invoices for fifty percent (50%) of the U.S. Patent Prosecution Expenses on a quarterly basis. MIT shall reimburse CMCC within sixty (60) days of the invoice date. It is understood that as of the Effective Date, the Parties have incurred Patent Prosecution Expenses and received income as detailed in Appendix B. Should any License Agreement entered into by CMCC on behalf of MIT not obtain full reimbursement for CMCC’s Sunk Costs (as defined in Appendix B), and MIT Sunk Costs (as defined in Appendix B), Licensing Income shall first be used to pay the unreimbursed portion of MIT Sunk Costs and CMCC Sunk Costs. Any remaining and future Licensing Income shall be distributed according to Section 5.1.

3.8	The technology transfer office of each Party agrees that it will keep confidential, and shall not disclose to any third party, any information or data of any confidential nature contained in any patent application claiming the Invention until such patent application has been filed. The Parties shall use reasonable efforts to keep each other, and the relevant patent attorneys, informed of any proposed publications or oral presentations to be made by its employees or staff disclosing the Invention, and to provide the other Party with a copy of such proposed manuscript or presentation prior to the publication or presentation.

IV.	LICENSING

4.1	CMCC shall have sole responsibility for licensing Patent Rights. CMCC hereby agrees to use reasonable efforts to license Patent Rights in a commercially reasonable manner and in furtherance of the public interest. The mere failure of CMCC to consummate a licensing arrangement(s) shall not be deemed a breach of CMCC’s obligations hereunder.

4.2	CMCC shall keep MIT reasonably informed of its licensing efforts and shall provide MIT with an opportunity to review a substantially complete draft of any license or option agreement(s) at least fifteen (l5) days prior to execution thereof.

4.3	CMCC shall provide MIT with copies of all signed license and option agreements and all extensions thereof and amendments thereto.

***Confidential Treatment Requested***

4

4.4	CMCC shall be responsible for administering all license and option agreements and shall keep MIT reasonably informed of licensee progress, and shall promptly respond to-any requests for information.

V.	REPORTS, PAYMENTS AND ACCOUNTING

5.1	Licensing Income received from licensing Patent Rights as well as any tangible material associated therewith shall be distributed as follows:

a)	First, any Patent Prosecution Expenses not being reimbursed by the licensee shall be deducted, commencing pro rata with each party’s Sunk Costs (as defined in Exhibit B). Both CMCC and MIT shall be reimbursed to the extent of each Party’s obligations and right to reimbursement under Section 3.2.

b)	Second, in consideration of its efforts to administer and license Patent Rights, CMCC shall receive […***…] percent ([…***…]%) of the balance of Licensing Income as an Administrative Fee.

c)	Third, CMCC will distribute to all the inventors (including MIT inventors) according to CMCC internal policy.

d)	Fourth, the remaining balance shall be divided into income based on U.S. patents and income based on foreign patents, and of the income based on U.S. patents, CMCC shall receive 50% and MIT shall receive 50%, offset however by any unsatisfied obligation under Section 3.2.

e)	Each Institution shall be solely responsible for any asserted claim of its own Inventor(s), and hereby agrees to indemnify and hold harmless the other Institution(s) against any Inventor’s claims so asserted, including claims arising from the Institution’s default on meeting any obligations under this Agreement.

(f)	The parties recognize that Licensing Income in the form of licensee equity, whether as securities, warrants or otherwise, may be subject to special restrictions arising from its unregistered status, federal and state laws and regulations, and the provisions of shareholder agreements. CMCC may negotiate for direct issuance of such equity to MIT, and MIT’s direct participation in shareholder agreements with legal terms substantially identical to those governing the participation of CMCC, and relative financial terms corresponding to the distribution ratio stated in section 3.2. MIT will not withhold its consent to such agreements unless they would violate policies or common practices of MIT or applicable laws or regulations. The deductions set out in paragraph 5.1(b) shall be addressed by adjusting the number of shares issued to or for the benefit of each institution; and the provisions of paragraphs (d) and (e) of this Section 5.1 shall apply to all issuances and distributions of equity, as well as any distribution of cash proceeds.

***Confidential Treatment Requested***

5

5.2	If reimbursement is received from a third party for Patent Prosecution Expenses that have already been partially reimbursed by MIT or CMCC, CMCC and MIT shall both be reimbursed in a manner consistent with the Parties’ obligations under Section 3.2.

5.3	CMCC shall keep complete and accurate accounts of all Patent Prosecution Expenses and of all Licensing Income received from licenses and shall permit MIT to engage a certified public accounting firm, reasonably acceptable to CMCC, to examine its records in order to verify the payments due or owing under this Agreement. MIT shall similarly cooperate in providing such documentation with respect to Patent Prosecution Expenses previously incurred by it, in particular but not solely in connection with due diligence by prospective or potential licensees.

5.4	CMCC shall distribute Net Income to MIT concurrently with the distributions it makes for its own inventions, but in any case no later than June 30 for the preceding calendar year. With such distribution, CMCC shall provide a financial accounting showing gross revenue received during the preceding calendar year and all deductions therefrom.

5.5	Upon request from MIT, CMCC shall provide a report, no more often than annually, setting forth the status of patent prosecution, licensing and commercial development.

VI.	TERMINATION

6.1	This Agreement shall terminate upon the last to expire patent included within Patent Rights, or upon the abandonment of all Patent Rights, or upon the termination of all license agreements relating to the Invention, whichever event shall last occur.

6.2	At any time beginning three years after the Effective Date hereof, any Party may terminate this Agreement upon sixty (60) days’ written notice to the other Party, provided however, that, no such termination shall be valid during an option or license period. In the event of termination, each Party shall still be responsible for its portion of Patent Prosecution and Licensing Expenses incurred prior to the effective date of termination, and the terminating party shall pay its outstanding portion of expenses by the end of the sixty (60) days. Upon termination according to this clause, each Party shall have all of the rights to which it was entitled prior to execution of the Agreement, including the right to license its rights to the Invention and the right to practice the Invention and Patent Rights for its internal research, scholarly, clinical and educational purposes.

VII.	MISCELLANEOUS

7.1	This Agreement may not be assigned by either Party without the written consent of the other Party.

7.2	This Agreement contains the entire understanding of the Parties with respect to the Invention and Patent Rights and may be amended only by mutual written agreement by the Parties.

***Confidential Treatment Requested***

6

7.3	This Agreement shall be interpreted in and according to the laws of the Commonwealth of Massachusetts.

7.4	The provisions of this Agreement are separable and in the event that any of its provisions are determined to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions.

7.5	No waiver by either Party hereto of any breach or default of any of this Agreement’s terms shall be deemed a waiver as to any subsequent and/or similar breach or default. Should either Party be in material breach of this Agreement and that breach is not corrected within sixty (60) days (or thirty (30) days as provided in Article 3.7), the non-breaching Party may take such breach as termination by the breaching Party as provided in Article VI.

7.6	Any notice to be given under this Agreement shall be in writing and shall be given by United States registered or certified mail, return receipt requested, addressed as follows:

If to CMCC:	Chief Intellectual Property Officer Intellectual Property Office Children’s Hospital Boston 300 Longwood Avenue Boston, MA 02115 Agreement # 5255

If to MIT:	Technology Licensing Office Massachusetts Institute of Technology 5 Cambridge Center, Kendall Square Room NE25-230 Cambridge, MA 02142 Attn: Director M.I.T. Case # 7760

The Parties shall meet, negotiate in good faith, and attempt to resolve amicably, without litigation, any controversy or any disputed claim by any party against any other party arising under or related to this Agreement. If the Parties are unable to resolve the matter themselves, prior to resort to litigation or arbitration they shall confer in good faith with respect to the possibility of resolving the matter through mediation with a mutually acceptable third party.

Neither Party shall use the name of the other Party or of any staff member, officer, employee or student of the other Party or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds without the prior written approval of the Party or individual whose name is to be used.

***Confidential Treatment Requested***

7

7.9	The Technology Licensing Office of MIT covenants to CMCC that, to its reasonable knowledge, the TLO has not entered into any other agreement licensing the Patent Rights. The Intellectual Property Office of CMCC covenants to MIT that, to its reasonable knowledge, CMCC has not entered into any other agreement licensing the Patent Rights. Each Party covenants with the other that, to the best of its knowledge, it has full right and authority to enter into this Agreement and perform its obligations hereunder.

***Confidential Treatment Requested***

8

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized officers or representatives.

CMCC

By:	/s/ Donald P. Lombardi
Donald P. Lombardi
Chief Intellectual Property Officer

Date:	September 8, 2004

MIT

By:	/s/ Lita L. Nelsen
Lita L. Nelsen
Director, Technology Licensing Office

Date:	September 3, 2004

***Confidential Treatment Requested***

9

APPENDIX A

Patent Rights

Country	Serial Number	Filing date	Patent/Pub No	Issue date
[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]

Entitled: “[…***…]”

by: […***…].

***Confidential Treatment Requested***

APPENDIX B

Expenses incurred and income received by

the Parties as of the Effective Date of this Agreement

I.	Patent prosecution expenses and income received by MIT:

A.	Expenses:

As of the Effective Date of this Agreement, MIT has incurred the following patent prosecution expenses:

a.	$[…***…] paid to CMCC in reimbursement of patent prosecution expenses incurred by CMCC. Of this amount, $[…***…] was spent on foreign filings.

b.	$[…***…] paid directly to the attorneys in charge of patent prosecution.

In total MIT incurred $[…***…] in patent prosecution expenses

B.	Income:

MIT had previously and on behalf of MIT and CMCC exclusively licensed the Patent Rights to […***…], and in consideration for such license and per Section 4.1 (a) of the license agreement effective February 16, 2001 ([…***…] License Agreement) MIT received from […***…] $[…***…], for reimbursement of patent prosecution expenses which was applied by MIT toward reimbursement of its own patent prosecution expenses. As a result of this partial reimbursement, the patent prosecution expenses incurred by MIT have reached to date a total of $[…***…] in sunk costs (MIT Sunk Costs).

In addition, MIT received from […***…] a $[…***…] License Fee. MIT deducted a […***…]% administrative fee ($[…***…]) from the $[…***…] License Fee it received from […***…], leaving $[…***…]. The parties agree that upon reimbursement of all MIT Sunk Costs, MIT will distribute the $[…***…], as stated in Section 3 of the […***…], entered into and effective as of July 31, 2000.

II.	Patent prosecution expenses and Income received by CMCC.

A.	Expenses:

As of the Effective Date of this Agreement, CMCC has incurred $[…***…] in patent prosecution expenses.

B.	Income:

As of the Effective Date of this Agreement, CMCC has received $[…***…] from MIT in reimbursement of MIT share of patent prosecution expenses.

Therefore, and to date, CMCC has incurred $[…***…] in patent prosecution expenses (CMCC Sunk Costs).

***Confidential Treatment Requested***

APPENDIX 2

[…***…]

Inventors:	[…***…]

Assignees:	Children’s Medical Center Corporation and Massachusetts Institute of Technology

1.	Patent Rights

Country	Serial Number	Filing Date	Patent Number	Status/ Issue Date
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]		[…***…]
[…***…]	[…***…]	[…***…]		[…***…]
[…***…]	[…***…]	[…***…]		[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

***Confidential Treatment Requested***

APPENDIX 3

Development Plan

***Confidential Treatment Requested***

Zafgen, Inc.

Development Plan

December 2006

Confidential

***Confidential Treatment Requested***

LONG TERM DEVELOPMENT PLAN 2006-2016

Objective: […***…]

[…***…]

***Confidential Treatment Requested***

NEAR TERM DEVELOPMENT PLAN 2006-2007

Objective: […***…]

[…***…]

***Confidential Treatment Requested***

2

NEAR TERM DEVELOPMENT PLAN 2008-2009

Objective: […***…]

[…***…]

***Confidential Treatment Requested***

3

AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT

This Amendment, effective January 15, 2007, is made between Zafgen, Inc., (“Licensee”) having an office located at 824 Winter St Waltham, Massachusetts 02451 zip code and Children’s Medical Center Corporation (“CMCC”) having an office located at 300 Longwood Avenue, Boston, MA 02115.

WHEREAS the parties have previously executed an exclusive license dated January 4, 2007 (the “Exclusive License Agreement”);

WHEREAS the Parties agree that they would like to amend the Exclusive License Agreement;

NOW THEREFORE the parties hereby agree to amend the Exclusive License Agreement as follows:

1.	Paragraph B. of Article VI (Patent Prosecution) shall be replaced in its entirety with the following new paragraph B.:

B.	Licensee shall reimburse CMCC for all out-of-pocket patent costs, past, present and future incurred by CMCC for the preparation, filing, prosecution and maintenance of patents underlying the Patent Rights provided CMCC has not granted a license under Patent Rights to any third party. In the event CMCC grants a license under Patent Rights to a third party, Licensee’s obligation to pay on-going patent costs under this Agreement will be reduced in proportion to the number of additional licensees. CMCC will notify Licensee promptly in writing when it grants a license under Patent Rights to any third party. CMCC will notify Licensee of CMCC’s determination of the amount of reduction of a payment due under this Paragraph B. Patent costs are currently approximately $ […***…]. Licensee shall pay $[…***…] of such current costs after the Effective Date of this Agreement and prior to February 1, 2007. Licensee shall pay the remaining amount of $[…***…] upon the one (1) year anniversary of the Effective Date. Upon request of CMCC, and only upon such CMCC request, Licensee agrees to have CMCC’s patent counsel directly bill Licensee and Licensee shall directly pay such invoices in compliance with such counsel’s customary business terms, but in any event within […***…] days. If Licensee elects to no longer pay the expenses of a patent application or issued patent included within Patent Rights in a given portion of the Territory, Licensee shall notify CMCC not less than […***…] days prior to such action and shall thereby surrender its rights under such patent application, or issued patent to that Field of Use in that portion of the Territory. Thereafter, Licensee will have no further financial obligations with respect to patent expenses for such patent application or issued patent and the license granted under Patent Rights in this Agreement will not include such patent applications or issued patent. Such notice shall not relieve Licensee from responsibility to reimburse CMCC for patent-related expenses incurred prior to the expiration of the […***…]-day notice period (or such longer period specified in Licensee’s notice). CMCC shall then be free to license its rights to that patent or patent application to any other party on any other terms.

***Confidential Treatment Requested***

2.	Except as specifically amended hereby, all terms of the Exclusive License Agreement shall remain in full force and effect. In the event of any conflicts between the Exclusive License Agreement and this Amendment, the provisions of this Amendment shall prevail.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CHILDREN’S MEDICAL CENTER CORPORATION

By:	/s/ Brenda Manning, Ph.D.
Brenda Manning, Ph.D.
Director, Intellectual Property Officer

Date:	January 15, 2007

LICENSEE (ZAFGEN, INC.)

By:	/s/ Peter Barrett
Peter Barrett
Chairman

Date:	January 19, 2007

***Confidential Treatment Requested***

2